Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 25, 2012	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2012 RESULTS

Highlights Include:

●	For the first half of 2012, earnings per share of $0.50 were 285% over the $0.13 for the first half of 2011, as earnings per share of $0.25 in the second quarter of 2012 matched the first quarter of 2012
●	Successful exit from the TARP/CPP program accompanied by increases in book value per share and tangible book value per share
●	Private investors purchased $17 million FBMI Preferred Stock
●	Provision expense of $2.5 million in the second quarter of 2012 was the same as in the first quarter of 2012 and decreased $1.8 million from year ago second quarter
●	Second quarter 2012 net charge-offs declined to $2.2 million compared to $4.3 million in second quarter 2011
●	Ratio of allowance for loan losses to loans strengthened to 2.18% at June 30, 2012, compared to 2.12% a year ago, as provision exceeded net charge-offs in both the first and second quarters of 2012
●	Other real estate owned declined to $3.7 million at June 30, 2012, compared to $8.5 million at June 30, 2011
●	Strong gain on sale of mortgages, reduced OREO costs, and maintenance of net interest margin contributed to the improved earnings
●	Equity ratios remained strong with all affiliate banks continuing to exceed regulatory well-capitalized requirements, while goal of retiring half of preferred shares was accomplished

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,404,000 for the second quarter of 2012, increasing from $628,000 for the second quarter of 2011, with net income available to common shareholders of $1,984,000 in the second quarter of 2012 increasing from $208,000 in the second quarter of 2011. Earnings per share were $0.25 in the second quarter of 2012 compared to $0.03 in the second quarter of 2011. Returns on average assets and average equity for the second quarter of 2012 were 0.65% and 6.3%, respectively, compared to 0.18% and 1.8% respectively in the second quarter of 2011.

In the first half of 2012, net income of $4,821,000 increased 162% over the $1,843,000 earned in the first half of 2011. Net income available to common shareholders of $3,981,000 increased 297%, and earnings per share of $0.50 increased 285% over the $0.13 in the first half of 2011.

Several developments occurred in the second quarter of 2012. Firstbank Corporation is now entirely free of the TARP/CPP (Capital Purchase Program) and has repurchased and will retire 48% of its outstanding Preferred Series A Stock that had originally been issued to the U.S. Treasury. Treasury determined to include Firstbank Corporation’s stock in its third round of auctions of such securities. As a result of the auction bidding process, each successful purchaser of Firstbank Corporation’s preferred stock, including Firstbank Corporation, paid a price that was a discount of 5.9%. For Firstbank Corporation, the auction provided three major benefits: (1) the discount on shares repurchased resulted in an $850,000 increase in common equity; (2) we achieved our goal of retiring nearly half of the preferred stock before the dividend increases from 5% to 9% earlier than we anticipated; and (3) the $17 million of Series A Preferred Stock that remains outstanding was placed into private ownership hands. Firstbank views the Series A Preferred Stock, with its Tier 1 Capital treatment, perpetual nature, and callable feature at Firstbank’s option, as an attractive security to have in our mix of outstanding capital securities.

Following the auction, on July 18th, Firstbank Corporation repurchased its outstanding warrant (warrant for the purchase of 578,947 shares of common stock at a price of $8.55 per share) from Treasury, which had also been issued as part of the program. In total, between the sale of the preferred shares and the sale of the warrants, private investors and Firstbank Corporation paid $33 million, the same as the amount of Treasury’s original investment in our company. The warrant repurchase reduced Firstbank Corporation’s common equity by $1,947,000.

The combined impact of repurchase of the preferred stock, second quarter earnings, dividends, and other factors impacting capital increased the book value per share at June 30, 2012, compared to March 31, 2012. On a pro forma basis assuming that the repurchase of the warrant had occurred in the second quarter, book value per share and tangible book value per share would still have increased as summarized in the following table:

	Book Value Per Share	Tangible Book Value Per Share
Balance March 31, 2012	$15.76	$11.10
Impact of Retained Earnings and Other	0.27	0.31
Impact of Repurchase of Preferred Series A Stock at Discount	0.11	0.11
Balance June 30, 2012	$16.14	$11.52
Impact of Repurchase of Warrants	-0.24	-0.24
Balance June 30, 2012, Pro Forma to Include Repurchase of Warrant	$15.90	$11.28

Pro forma book value per share and pro forma tangible book value per share have been included to show the net effect of the repurchase of both the preferred stock (a second quarter event) and the related repurchase of the warrant (a third quarter event). The company believes that providing the pro forma information provides investors with a measure that shows the net effect of both repurchases, two related transactions that both impacted book value per share.

The quarterly amount of preferred dividends paid by Firstbank Corporation on $33 million of preferred stock outstanding has been $412,500. During the period that the annual dividend rate remains at 5%, the quarterly amount of preferred dividends to be paid by Firstbank Corporation on the $17 million of preferred stock that remains outstanding will be $212,500. When the annual dividend rate increases to 9% in February of 2014, if the amount of preferred stock outstanding remains at $17 million, the quarterly amount of preferred dividends will be $382,500. However, the company will continue to monitor the capital markets for opportunities that may be beneficial to common shareholders, with the potential of further reducing the amount of Preferred Series A stock outstanding.

In the second quarter of 2012, four items not normally part of recurring operations affected earnings. Non-tax-deductible expenses totaling $170,000 related to the auction and repurchase of securities were recorded and were offset by a non-taxable income item of $178,000 related to a director benefit plan of an affiliate bank. Also in the second quarter, $250,000 was expensed to establish a reserve for potential losses on required repurchase of mortgage loans that have been sold in the secondary market, and one of the affiliate banks closed a small grocery store branch in Belding, Michigan, incurring a loss on disposition of fixed assets and expenses related to lease cancellation totaling $154,000. These four items had a combined impact on earnings per share in the second quarter of negative $0.03, and without them earnings per share in the second quarter of 2012 would have been $0.28.

The provision for loan losses, at $2,494,000 in the second quarter of 2012, was the same as the amount required in the first quarter of 2012, and was 41% less than the amount in the year-ago second quarter. The level of provision expense and other expenses related to management and collection of the loan portfolio continue to be the major impediments to higher levels of profitability. The provision expense of $2,494,000 in the second quarter of 2012 exceeded net charge-offs in the quarter of $2,192,000.

Net interest income, at $13,839,000 in the second quarter of 2012 increased 0.7% over the second quarter of 2011. Net interest income increased as growth in earning assets more than offset a three basis point decline in net interest margin compared to the year-ago second quarter.

Firstbank’s net interest margin was 4.05% in the second quarter of 2012 an increase from the 4.03% in the first quarter of 2012 but lower than the 4.08% in the second quarter of 2011. Core deposits declined by $42 million, or 3.4%, in the second quarter of 2012 as Firstbank’s banks emphasized containment of funding costs in light of excess liquidity and weak loan demand in their markets. The cost of funds to average earning assets declined by six basis points, from 0.69% in the first quarter of 2012 to 0.63% in the second quarter of 2012, while the yield on average earning assets declined by a similar six basis points, from 4.73% in the first quarter of 2012 to 4.67% in the second quarter of 2012.

Total non-interest income, at $3,029,000 in the second quarter of 2012, was 50.6% higher than in the second quarter of 2011. Gain on sale of mortgages, at $1,460,000 in the second quarter of 2012, decreased 13.9% compared to the first quarter of 2012 but was 254% above the year-ago level. Mortgage refinance activity, although less in the second quarter of 2012 than in the first quarter of 2012, remains at a very strong level. The category of “other” non-interest income, at $462,000 in the second quarter of 2012, was 14.6% less than the amount in the first quarter of 2012 and 35.9% more than in the second quarter of 2011. The major factor causing the changes in this category of income was a high level, $219,000, of gain on sale of other real estate owned in the first quarter of 2012. In the second quarter of 2012, a net loss of $13,000 on sale of other real estate owned and a loss of $59,000 on disposition of fixed assets related to the closing of a small grocery store branch were recognized. The other income category in the second quarter of 2012 also included $178,000 insurance proceeds related to a director benefit plan of an affiliate bank.

Total non-interest expense, at $11,032,000 in the second quarter of 2012, was 0.1% lower than the level in the first quarter of 2012 and was 2.1% higher than the level in the second quarter of 2011. Expense control efforts continued. Salaries and employee benefits increased 5.8% compared to the year-ago quarter, but were 3.6% lower than in the first quarter of 2012, with the changes from period to period being driven by the timing of certain accrued salary, wage, and benefits expenses. For the second quarter of 2012 compared to the prior quarter, the salary and wage component increased 0.4%, and benefits decreased 16.0% partly due to the inclusion of 7 pay periods in the first quarter of 2012 versus 6 pay periods in the second quarter of 2012. Occupancy and equipment costs were the same as in last year’s second quarter. FDIC insurance premium expense, at $325,000 in the second quarter of 2012, was 34.9% below the level in the second quarter of 2011 due to the FDIC’s new methodology for assessing premiums based on total assets rather than total deposits. The category of “other” non-interest expense, totaling $3,829,000 in the second quarter of 2012, increased 9.5% compared to the first quarter of 2012 and increased 4.3% compared to the second quarter of 2011. In the second quarter of 2012, three expense items are noted. First, a $170,000 expense was recorded related to the secondary offering of our Preferred Series A Stock which was sold in the secondary offering by the U.S. Treasury. This expense was not tax deductible. Secondly, $250,000 was expensed to establish a reserve for potential losses on required repurchase of mortgage loans that have been sold in the past to Freddie MAC, Fannie Mae, or other secondary mortgage market participants and are subsequently put back to us by those organizations. The reserve was established based on recent trends and new policies and practices of these institutions. Thirdly, expenses of $95,000 were recorded related to the closing of a small grocery store branch. Write-downs of valuations of other real estate owned (OREO) and expenses related to OREO also vary quarter to quarter and impact the other expense category. Write-downs of valuations of other real estate owned were $257,000 in the second quarter of 2012, reduced from $326,000 in the first quarter of 2012 and $642,000 in the second quarter of 2011.

Mr. Sullivan stated, “The second quarter marks positive achievements for our company. While profitability is still not where we want it to be, strong mortgage business and our ability to maintain a good net interest margin in a difficult interest rate environment allowed for some significant one-time costs to be absorbed almost without notice. Earnings per share in the second quarter remained equal with a relatively strong first quarter.

“Our complete exit of TARP/CPP was accomplished with an increase in both book value per share and tangible book value per share, and also transferred the remaining $17 million of preferred stock to the hands of private investors. We accomplished this exit without raising additional capital or incurring dilution for our shareholders. This program, although subject to much undeserved criticism, has proven very beneficial. Treasury proclaims making a profit on the banking industry portion of the program, and with regard to our company, the amounts paid by ourselves for repurchase of preferred shares and warrants, and the amounts paid by private investors for preferred shares, match the $33 million initial investment by Treasury in our company. All the while, we have met every payment of the 5% dividend in a timely fashion. During this period of economic stress, uncertainty, and unusually high loan losses, having the additional capital in our company helped maintain strong capital ratios in our banks, insured our ability to absorb even worse conditions if they had occurred, and provided an expanded capacity for lending to our customers.

“The second quarter also showed significant progress in our asset quality measures. Net charge-offs remain higher than we like, but were at the lowest level since the first quarter of 2010. Non-accrual loans are down more than 20% year to date, and we have reduced other real estate owned to under $4 million compared to over $5 million at the beginning of the year and $8.5 million a year ago.

“All of our dedicated employees deserve much credit for their hard work and service to our customers and shareholders, and we thank them for their efforts and success.”

Total assets of Firstbank Corporation at June 30, 2012, were $1.486 billion, an increase of 0.3% from the year-ago period. Total portfolio loans of $988 million were 1.8% below the year-ago level, but increased 0.6% from March 31, 2012, and 0.4% from December 31, 2011. Commercial and commercial real estate loans decreased 0.5% over the twelve month period, but increased 0.8% in the first half of 2012, and real estate construction loans decreased 22.5% over the year-ago level. Residential mortgage loans decreased 1.5% over the twelve month period, but increased 0.9% in the second quarter of 2012. Consumer loans increased 10.5% from year ago, including a 4.0% increase in the second quarter of 2012, responding well to our retail promotional and marketing activities. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak. Also, the strong mortgage refinance activity has resulted in many mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of June 30, 2012, were $1.212 billion, compared to $1.218 billion at June 30, 2011, a decrease of 0.5%. Core deposits decreased $42 million in the second quarter of 2012, mostly in interest bearing deposits, as the low level of loan demand and high level of liquidity allowed our banks to emphasize reducing funding costs rather than growing deposit balances. Core deposits at June 30, 2012, were 0.6% below the year-ago level.

Net charge-offs were $2,192,000 in the second quarter of 2012, reduced from $2,293,000 in the first quarter of 2012 and $4,277,000 in the second quarter of 2011. In the second quarter of 2012, net charge-offs annualized represented 0.89% of average loans, reduced from 0.94% in the first quarter of 2012 and 1.69% in the second quarter of 2011. For the first half of 2012, net charge-offs annualized represented 0.91% of average loans, down from 1.45% in the first half of 2011.

At the end of the second quarter of 2012 the ratio of the allowance for loan losses to loans was 2.18%, strengthened from 2.16% at March 31, 2012, and 2.12% at June 30, 2011. Performing adjusted loans (troubled debt restructurings, or TDRs) were $19,274,000 at June 30, 2012, compared to $18,115,000 at March 31, 2012, and $18,929,000 at December 31, 2011. Loans past due over 90 days were $558,000 at June 30, 2012, down from $1,185,000 at March 31, 2012, and $1,787,000 at June 30, 2011. Non-accrual loans were $17,875,000 at June 30, 2012, a decrease of 17.9% from the level at March 31, 2012, and a decrease of 11.5% from the level at June 30, 2011.

Other real estate owned was reduced to $3,741,000 at June 30, 2012, down 7.0% from the $4,022,000 level at March 31, 2012, and down 56% from the $8,469,000 level at June 30, 2011.

Preferred equity declined $15,899,000 at the end of the second quarter of 2012, reflecting Firstbank Corporation’s successful bid to repurchase 48% of the outstanding shares from the U.S. Treasury during the Treasury’s auction sale of all of Firstbank Corporation’s preferred stock to the private sector. The Dutch auction bidding process run by Treasury resulted in a 5.9% discount for all purchasers. For Firstbank Corporation, the repurchase at this discount along with earnings retained during the quarter and other factors provided a $3,586,000 increase in common shareholder’s equity. Book value per share increased to $16.14 and tangible book value per share increased to $11.52. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making, multi-bank-charter, format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, the resolution of problem loans, and the timing and amount of any redemption of preferred stock. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Six Months Ended:
	Jun 30	Mar 31	Jun 30	Jun 30	Jun 30
	2012	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$14,493	$14,568	$15,571	$29,061	$31,217
Investment securities
Taxable	1,183	1,221	1,319	2,404	2,330
Exempt from federal income tax	290	283	280	573	573
Short term investments	54	54	45	108	84
Total interest income	16,020	16,126	17,215	32,146	34,204

Interest expense:
Deposits	1,718	1,892	2,945	3,610	5,994
Notes payable and other borrowing	463	467	529	930	1,177
Total interest expense	2,181	2,359	3,474	4,540	7,171

Net interest income	13,839	13,767	13,741	27,606	27,033
Provision for loan losses	2,494	2,494	4,256	4,988	7,267
Net interest income after provision for loan losses	11,345	11,273	9,485	22,618	19,766

Noninterest income:
Gain on sale of mortgage loans	1,460	1,695	413	3,155	981
Service charges on deposit accounts	1,060	1,058	1,182	2,118	2,274
Gain (loss) on trading account securities	5	1	2	6	8
Gain (loss) on sale of AFS securities	27	13	(2)	40	(10)
Mortgage servicing	15	(94)	76	(79)	104
Other	462	541	340	1,003	699
Total noninterest income	3,029	3,214	2,011	6,243	4,056

Noninterest expense:
Salaries and employee benefits	5,468	5,670	5,170	11,138	10,440
Occupancy and equipment	1,284	1,361	1,284	2,645	2,708
Amortization of intangibles	126	145	185	271	370
FDIC insurance premium	325	374	499	699	1,042
Other	3,829	3,497	3,672	7,326	7,012
Total noninterest expense	11,032	11,047	10,810	22,079	21,572

Income before federal income taxes	3,342	3,440	686	6,782	2,250
Federal income taxes	938	1,023	58	1,961	407
Net Income	2,404	2,417	628	4,821	1,843
Preferred Stock Dividends	420	420	420	840	840
Net Income available to Common Shareholders	$1,984	$1,997	$208	$3,981	$1,003

Fully Tax Equivalent Net Interest Income	$14,023	$13,896	$13,915	$27,919	$27,379

Per Share Data:
Basic Earnings	$0.25	$0.25	$0.03	$0.50	$0.13
Diluted Earnings	$0.25	$0.25	$0.03	$0.50	$0.13
Dividends Paid	$0.01	$0.06	$0.01	$0.07	$0.02

Performance Ratios:
Return on Average Assets (a)	0.65%	0.66%	0.18%	0.65%	0.27%
Return on Average Equity (a)	6.3%	6.3%	1.8%	6.3%	2.7%
Net Interest Margin (FTE) (a)	4.05%	4.03%	4.08%	4.04%	4.07%
Book Value Per Share (b)	$16.14	$15.76	$15.14	$16.14	$15.14
Tangible Book Value per Share (b)	$11.52	$11.10	$10.39	$11.52	$10.39
Average Equity/Average Assets	10.4%	10.3%	10.0%	10.4%	10.1%
Net Charge-offs	$2,192	$2,293	$4,277	$4,485	7,372
Net Charge-offs as a % of Average Loans (c)(a)	0.89%	0.94%	1.69%	0.91%	1.45%

(a)  Annualized
(b)  Period End
(c)  Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30	Mar 31	Dec 31	Jun 30
	2012	2012	2011	2011
ASSETS

Cash and cash equivalents:
Cash and due from banks	$29,340	$26,452	$40,151	$28,124
Short term investments	64,759	85,863	35,665	68,594
Total cash and cash equivalents	94,099	112,315	75,816	96,718

Securities available for sale	326,680	357,970	346,618	296,003
Federal Home Loan Bank stock	7,266	7,266	7,266	7,266
Loans:
Loans held for sale	3,857	5,417	349	434
Portfolio loans:
Commercial	160,106	156,294	156,551	162,685
Commercial real estate	365,801	367,972	365,029	365,803
Residential mortgage	339,663	336,658	340,060	344,853
Real estate construction	56,599	58,062	60,280	73,019
Consumer	65,861	63,326	61,989	59,601
Total portfolio loans	988,030	982,312	983,909	1,005,961
Less allowance for loan losses	(21,522)	(21,220)	(21,019)	(21,327)
Net portfolio loans	966,508	961,092	962,890	984,634

Premises and equipment, net	24,978	24,845	25,087	25,557
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	1,177	1,302	1,448	1,775
Other assets	25,660	27,831	30,312	33,493
TOTAL ASSETS	$1,485,738	$1,533,551	$1,485,299	$1,481,393

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$217,824	$220,653	$214,904	$194,795
Interest bearing accounts:
Demand	330,582	354,889	340,942	310,250
Savings	258,607	262,734	241,603	237,008
Time	386,762	397,463	405,385	459,489
Wholesale CD's	18,071	17,563	17,708	16,778
Total deposits	1,211,846	1,253,302	1,220,542	1,218,320

Securities sold under agreements to repurchase and overnight borrowings	45,746	55,047	46,784	46,304
FHLB Advances and notes payable	24,334	24,426	19,457	21,543
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	22,585	7,236	7,055	7,480
Total liabilities	1,340,595	1,376,095	1,329,922	1,329,731

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	16,901	32,800	32,792	32,778
Common stock; 20,000,000 shares authorized	117,087	115,888	115,734	115,571
Retained earnings	7,397	5,485	3,955	1,157
Accumulated other comprehensive income/(loss)	3,758	3,283	2,896	2,156
Total shareholders' equity	145,143	157,456	155,377	151,662
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,485,738	$1,533,551	$1,485,299	$1,481,393

Common stock shares issued and outstanding	7,945,647	7,911,209	7,892,486	7,853,295
Principal Balance of Loans Serviced for Others ($mil)	$595.3	$593.2	$599.3	$604.4

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	19,274	18,115	18,929	17,989
Loans Past Due over 90 Days	558	1,185	419	1,787
Non-Accrual Loans	17,875	21,782	22,707	20,205
Other Real Estate Owned	3,741	4,022	5,251	8,469
Allowance for Loan Loss as a % of Loans (a)	2.18%	2.16%	2.14%	2.12%

Quarterly Average Balances:
Total Portfolio Loans (a)	$984,898	$980,115	$983,875	$1,009,646
Total Earning Assets	1,392,597	1,384,056	1,369,931	1,367,013
Total Shareholders' Equity	157,080	156,218	151,442	149,599
Total Assets	1,508,406	1,509,777	1,492,870	1,490,020
Diluted Shares Outstanding	7,995,343	7,902,624	7,875,613	7,835,123

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports